SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) December 23, 2008
ProLogis
(Exact Name of Registrant as Specified in its Charter)
Maryland
(State or Other Jurisdiction of Incorporation)

1-12846	74-2604728

(Commission File Number)	(I.R.S. Employer Identification No.)

4545 Airport Way, Denver, Colorado	80239

(Address of Principal Executive Offices)	(Zip Code)
(303) 567-5000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 23, 2008, ProLogis announced the signing of a binding agreement to sell its operations in China and property fund interests in Japan, to affiliates of GIC Real Estate (GIC RE), the real estate investment company of the Government of Singapore Investment Corporation, for total cash consideration of $1.3 billion, plus liabilities assumed as part of the transaction. The net proceeds will be used to reduce debt. The company expects to close the transaction in January 2009, subject to fulfillment of conditions precedent.
     The transaction includes all of the company’s operations in China as well as its property fund interests in Japan. In China, the assets to be sold to GIC RE include (all figures as of September 30, 2008):
•	20.7 million square feet (msf) of completed properties and properties under development with a total expected investment of $861 million (including a remaining funding requirement of $223 million for properties under development) that were 45.5 percent leased;

•	ProLogis’ interest in five China joint ventures and one property fund, of which the company’s share aggregates 4.4 msf with a total investment of $184 million (including a remaining funding requirement of $32 million for properties under development) that were 69.0 percent leased;

•	A 30 percent interest in SZITIC CP, a retail joint venture, with a book value of $53 million; and

•	713 acres of land with a carrying value of $213 million.
     In Japan, ProLogis will sell its 20 percent interests in the Japan funds that own 27.1 msf of properties, including fourth quarter 2008 contributions, to GIC RE, which already owns an 80 percent stake. ProLogis has a current investment of $348 million in these funds. In addition to the proceeds from this transaction, ProLogis will receive 12.6 billion yen ($140 million) from the sale of a 637,000 square-foot building in Japan from its development pipeline to GIC RE. The sale of this facility, which is expected to close in the first quarter of 2009, will satisfy the remainder of GIC RE’s equity commitment to ProLogis Japan Fund II.
     ProLogis will retain the following assets in Japan (all figures as of September 30, 2008, updated for fourth quarter contributions and removing previous starts that were halted during the quarter):
•	4.5 msf of facilities completed and currently in lease up with a total investment of $687 million that were 43.7 percent leased;

•	4.2 msf of facilities under development with a total expected investment of $681 million (including a remaining funding requirement of $194 million) that were 2.6 percent leased; and

•	64 acres of land with a carrying value of $173 million.
     In November, ProLogis announced a series of immediate, definitive actions and outlined a strategic plan to reduce debt, de-risk the development pipeline and right-size the company. This transaction, together with a number of other initiatives announced in recent weeks, accelerates that plan and provides the Company with significant liquidity.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits. The following document is filed as an exhibit to this report.

Exhibit No.	Description

99.1	Press Release, dated December 23, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIS
Dated: December 29, 2008	By:	/s/ Edward S. Nekritz
		Name:	Edward S. Nekritz
		Title:	General Counsel and Secretary